Exhibit 99.1

Bone Biologics Appoints Phillip T. Meikle to its Board of Directors

Brings 30+ years of commercial experience in the orthopedic and spine industry

BURLINGTON, Mass. (October 21, 2024) — Bone Biologics Corporation (“Bone Biologics” or the “Company”) (Nasdaq: BBLG, BBLGW), a developer of orthobiologic products for spine fusion markets, announces the appointment of Phillip T. Meikle to the Company’s board of directors, effective immediately. Mr. Meikle succeeds Don R. Hankey, who retired from the Board following seven years of service. The number of directors of Bone Biologics remains at four.

Mr. Meikle most recently was president and chief executive officer of Biosystems of New England, Inc., an orthopedic distribution company that he founded in 1992 and sold to Stryker Corporation in 2019. He has broad experience representing diverse and innovative orthopedic and spine industry companies in developing and distributing innovative products. Mr. Meikle has been a consultant to Stryker Spine for the past five years.

Biosystems of New England served as a distributor for Stryker Spine from 2002 to 2019, and for Medtronic Spine from 1992 to 2002.

“The appointment of Phillip Meikle to our board of directors is particularly timely as we work to develop NB1 for spinal fusion patients. He brings a wealth of experience with orthopedic and spine products, and we look forward to benefitting from his knowledge, experience and industry relationships. We are delighted that a professional of Phil’s stature has agreed to join our board,” said Jeffrey Frelick, president and chief executive officer of Bone Biologics. “On behalf of Bone Biologics and our board of directors, I extend heartfelt thanks to Don Hankey for his service as Chairman and his long-standing support of our company, without which we would not be where we are today.”

Mr. Meikle holds a B.S. from West Virginia University College of Engineering. He has received numerous professional awards including Inaugural Inductee in the Stryker Spine Hall of Fame and Distributor of the year at both Stryker and Medtronic Danek Spine.

About Bone Biologics

Bone Biologics was founded to pursue regenerative medicine for bone. The Company is undertaking work with select strategic partners that builds on the preclinical research of the NELL-1 protein. Bone Biologics is focusing development efforts for its bone graft substitute product on bone regeneration in spinal fusion procedures, while additionally having rights to trauma and osteoporosis applications. For more information, please visit www.bonebiologics.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements regarding the expected results and performance of Mr. Meikle and the ability of the company to develop the Company’s lead product candidate NB1 for spinal fusion patients, as well as statements containing the words “look forward” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those contained in its forward-looking statements as a result of a number of factors, including, but not limited to, market and other conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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